SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

             CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

        Date of Report (date of earliest event reported): July 20, 1998



                             GOLDEN BEAR GOLF, INC.

            11780 U.S. Highway One, North Palm Beach, Florida 33408

                                  561-626-3900

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
     Incorporated under the laws of the           Commission File Number             I.R.S. Employer Identification Number

              STATE OF FLORIDA                            0-21089                                 65-0680880
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Item 2.  Acquisition or Disposition of Assets.

         On July 20, 1998, Golden Bear Golf, Inc., a Florida corporation (the "Company"), completed the sale of all of the outstanding shares of the capital stock of its wholly-owned subsidiary, Golden Bear Golf Centers, Inc., a Florida corporation ("GBGC"), to Family Golf Centers, Inc., a Delaware corporation ("FGC"), pursuant to a Stock Purchase Agreement, dated as of June 16, 1998 (as amended, the "Purchase Agreement"). The Company received a total consideration of approximately $31.1 million, consisting of approximately $22.1 million in cash plus the assumption of certain indebtedness of GBGC by FGC. Approximately $1.6 million of the cash proceeds are held in escrow as security for the Company's indemnification obligations under the Purchase Agreement.

         In connection with the transaction, the Company and FGC entered into a License Agreement dated as of July 20, 1998 (the "License Agreement") granting FGC the right to operate the newly acquired GBGC golf centers under the "Golden Bear Golf Center" brand in addition to the seven Golden Bear Golf Center facilities presently operated by FGC in the United States.

         The foregoing descriptions of the Purchase Agreement and the License Agreement are qualified in their entirety by the full text of those agreements which are included as Exhibits 2.1 and 2.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 7.  Financial Statements and Exhibits.

         (b)      Pro forma financial information.

         The pro forma financial information of the Company required by this item is not included in this initial report on Form 8-K. Such pro forma financial information will be filed by amendment to this report on Form 8-K as soon as it is available, but in no event later than sixty (60) days after the date of this initial report.

         (c)      Exhibits.

                  2.1 Stock Purchase Agreement, dated June 16, 1998, as amended, by and between the Company and FGC.

                  2.2 License Agreement, dated as of July 20, 1998, by and between the Company and FGC.

                  99.1   Press Release of the Company.

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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

                                                     GOLDEN BEAR GOLF, INC.

                                                     /s/ Stephen S. Winslett
                                                     ---------------------------
                                                     Stephen S. Winslett
                                                     Senior Vice President
                                                     and Chief Financial Officer

Date:  August 3, 1998



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                                 EXHIBIT INDEX

EXHIBIT       DESCRIPTION
------        -----------

  2.1 Stock Purchase Agreement, dated June 16, 1998, as amended, by and between the Company and FGC.

  2.2 License Agreement, dated as of July 20, 1998, by and between the Company and FGC.

  99.1  Press Release of the Company.